Rule 424 (b) (3)
Registration No. 333-84192

PRICING SUPPLEMENT NO. 3098 DATED July 16, 2002
TO PROSPECTUS SUPPLEMENTAL DATED March 25, 2002
AND BASE PROSPECTUS DATED March 22, 2002

Issuer:	National Rural Utilities CFC
Principal Amount:	$5,200,000.00
Issue Price:	100% of Principal Amount
Original Issue Date:	07/19/2002
Maturity Date:	05/15/2003
Interest Rate:	2.61% per annum
Record Dates:	Each January 1 and July 1
Interest Payment Dates:	Each January 15 and July 15
Redeemable Date:	None
Agents Commission:	None
Form of Note:	Certificated
(Book-Entry or Certificated)
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $20,435,508,000 and, to date, including this offering, an aggregate of $15,239,184,000 Series C have been issued.